Exhibit 99.1

Contact:  Patrick Kane

(412) 553-7833

Equitable Resources Reports
First Quarter Earnings of $0.59 per Share

PITTSBURGH, April 27, 2006/ PRNewswire-FirstCall/ — Equitable Resources, Inc. (NYSE: EQT) today announced first quarter 2006 earnings per diluted share (EPS) of $0.59. This compares with EPS of $0.60 from continuing operations, and EPS of $0.61 including discontinued operations, reported for the first quarter 2005.

Quarterly Results by Business

Equitable Utilities

Equitable Utilities had operating income for the first quarter of $61.0 million compared to $62.4 million reported for the same period last year. Overall net operating revenues were $98.9 million compared to $99.3 million for the first quarter 2005. Distribution net operating revenues were $54.1 million, 19% lower than last year’s $66.8 million, as weather was 13% warmer than normal and 10% warmer than last year, measured by heating degree days. Use per heating degree day was also lower than the previous year due to conservation, consistent with high commodity prices.

Pipeline net operating revenues increased by $8.6 million over the first quarter 2005 to $25.1 million. Equitrans received final approval of its rate case in the quarter, resulting in net operating revenues of $8.1 million at Pipeline and $1.1 million at Marketing. Provisions of the rate increase were implemented in September 2004, subject to refund, so a large percentage of incremental revenues and expenses had been reserved pending final regulatory approval. Net operating revenues in Marketing were $19.7 million, $3.7 million higher than the first quarter 2005, primarily attributable to storage asset optimization resulting from high gas price volatility in the quarter.

Operating expenses increased year over year to $37.8 million from $36.9 million. Higher operating expenses attributable to the rate case settlement totaled $2.3 million. Excluding the reserve adjustment of $1.7 million related to the rate case, operating expenses decreased slightly.

Equitable Supply

Equitable Supply had operating income for the quarter of $72.0 million, 10% higher than the $65.4 million earned in the same period last year. Total revenues were $122.4 million, $9.1 million higher than total operating revenue of $113.3 million in 2005, primarily due to a 7% increase in the average well-head sales price and an 11% increase in gathering revenues as higher gathering rates offset lower gathered volumes. Production revenues increased $6.4 million quarter over quarter to $95.5 million in 2006 from $89.1 million in 2005 and gathering revenues were $2.7 million higher at $26.9 million, compared with $24.2 million in 2005. Sales volumes were unchanged as the volumes from recent drilling offset the 0.9 Bcf from wells that were sold in May 2005 and the natural decline of production from base wells. Excluding property dispositions, sales volumes were up by 5%. The Company expects to sell between 76 and 77 Bcf of natural gas in 2006. Gathered volumes declined by 5.9 Bcf or 18%, primarily due to the transfer of certain regulated gathering facilities to Equitable Utilities for segment reporting purposes, third-party customer volume shut-ins caused by extended unexpected maintenance projects on interstate pipelines and the sale of certain non-core gathering assets in May 2005. These factors were partially offset by increased gathered volumes for Equitable Supply production in the quarter.

 Operating expenses for the quarter were $50.5 million compared to $47.9 million last year. Production taxes were $2.8 million higher than last year, selling, general and administrative expenses were $0.7 million higher, and depreciation, depletion and amortization expenses were $0.5 million higher. Partially offsetting the higher expenses was a reduction in lease operating expenses of $0.8 million.

During the quarter, the Company drilled 133 wells, compared with the 66 wells for the same period in 2005. The Company expects to drill 550 wells in 2006.

Other Business

Peoples Gas and Hope Gas Acquisition

On March 2, 2006, Equitable announced that it has entered into a definitive agreement to acquire Dominion Resources’ natural gas distribution and midstream assets in Pennsylvania and its natural gas distribution assets in West Virginia for approximately $970 million, subject to adjustments, in a cash transaction. The Company expects to receive the required regulatory approvals by the end of 2006. Equitable will finance the transaction through a combination of equity and debt issuances and possibly asset sales.

2006 Earnings Guidance

The Company reiterates its 2006 earnings guidance of $1.90 - $2.00 per diluted share, excluding expenses associated with the purchase of Peoples Gas and Hope Gas.

Hedging

The approximate volumes and prices of Equitable’s hedges for the last nine months of 2006 through 2008 are:

Swaps	2006**	2007	2008
Total Volume (Bcf)	44	56	54
Average Price per Mcf (NYMEX)*	$4.77	$4.74	$4.64

Collars	2006**	2007	2008
Total Volume (Bcf)	5	7	7
Average Floor Price per Mcf (NYMEX)*	$7.35	$7.35	$7.35
Average Cap Price per Mcf (NYMEX)*	$10.84	$10.84	$10.84

* The above price is based on a conversion rate of 1.05 MMbtu/Mcf

**  April through December

Operating Income Reconciliation

The Company reports operating income by segment in this press release. Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended March 31,
	2006	2005
Operating income (thousands):
Equitable Utilities	$61,022	$62,377
Equitable Supply	71,983	65,353
Unallocated expenses	(5,348)	(534)
Operating Income	$127,657	$127,196

The 2006 unallocated expenses are primarily due to executive compensation. Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with GAAP on the attached operational and financial reports.

Equitrans Rate Case Revenue and Expense Detail

	Three Months Ended March 31, 2006
	Reserve Adjustment	Current Period	Total
Net Operating Revenue (thousands):
Pipeline	$6,112	$1,983	$8,095
Marketing	921	166	1,087
Operating Expenses	(1,655)	(646)	(2,301)

Equitable’s teleconference with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for replay for a seven day period.

Equitable Resources is an integrated energy company with emphasis on Appalachian area natural-gas supply, transmission and distribution.  For information please visit www.eqt.com.

Forward - Looking Statements

Disclosures in this press release contain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s drilling program, production volumes, capital expenditures and earnings and the pending acquisition of Peoples Gas and Hope Gas and the financing of that acquisition. A variety of factors could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to those set forth under Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2005.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended
	March 31,
	2006	2005

Operating revenues	$430,119	$401,276
Cost of sales	208,817	188,731
Net operating revenues	221,302	212,545

Operating expenses:
Operation and maintenance	23,604	23,843
Production	16,119	14,170
Selling, general and administrative	29,705	23,627
Office consolidation impairment charges	—	519
Depreciation, depletion and amortization	24,217	23,190
Total operating expenses	93,645	85,349

Operating income	127,657	127,196

Equity in earnings of nonconsolidated investments	174	89

Other income, net	—	1,138

Interest expense	12,957	12,187

Income from continuing operations before income taxes	114,874	116,236
Income taxes	42,515	41,445

Income from continuing operations	72,359	74,791
Income from discontinued operations, net of tax of $1,051	—	1,615

Net income	$72,359	$76,406

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	119,579	121,424
Income from continuing operations	$0.61	$0.62
Income from discontinued operations	—	0.01
Net income	$0.61	$0.63

Diluted:
Weighted average common shares outstanding	121,789	124,350
Income from continuing operations	$0.59	$0.60
Income from discontinued operations	—	0.01
Net income	$0.59	$0.61

(A)      Due to the seasonal nature of the Company’s natural gas distribution and energy marketing business, and the volatility of gas and oil commodity prices, the interim statements for the three month period are not indicative of results for a full year.

EQUITABLE UTILITIES

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended March 31,
	2006	2005

OPERATIONAL DATA
Heating degree days (30-year average: 2,930)	2,538	2,834

Residential sales and transportation volume (MMcf)	10,205	12,373
Commercial and industrial volume (MMcf)	9,083	10,783
Total throughput (MMcf) - Distribution	19,288	23,156

Net Operating Revenues (thousands):
Distribution (regulated)
Residential	$36,519	$43,161
Commercial & industrial	16,079	21,242
Other	1,507	2,389
Total distribution operations	54,105	66,792
Pipeline (regulated)	25,069	16,466
Marketing	19,679	16,012
Total	$98,853	$99,270

Operating expenses as a % of net operating revenues	38.27%	37.16%

Operating income (thousands):
Distribution (regulated)	$27,286	$38,327
Pipeline (regulated)	14,198	8,419
Marketing	19,538	15,631
Total	$61,022	$62,377

Capital expenditures (thousands)	$15,454	$9,787

FINANCIAL DATA (Thousands)
Distribution revenues (regulated)	$221,709	$203,730
Pipeline revenues (regulated)	25,397	16,466
Marketing revenues	105,397	96,105
Less: intrasegment revenues	(17,805)	(17,233)
Total operating revenues	334,698	299,068

Purchased gas costs	235,845	199,798
Net operating revenues	98,853	99,270

Operating expenses:
Operating and maintenance	13,615	13,946
Selling, general and administrative	17,062	16,315
Depreciation, depletion and amortization	7,154	6,632
Total operating expenses	37,831	36,893

Operating income	$61,022	$62,377

EQUITABLE SUPPLY

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended March 31,
	2006	2005

OPERATIONAL DATA

Capital expenditures (thousands)	$53,912	$88,631

Production:

Total sales volumes (MMcfe)	18,329	18,328
Average (well-head) sales price ($/Mcfe)	$5.09	$4.74

Company usage, line loss (MMcfe)	1,253	1,231

Natural gas inventory usage, net (MMcfe)	—	(51)

Natural gas and oil production (MMcfe)	19,582	19,508

Lease operating expense excluding production tax ($/Mcfe)	$0.28	$0.32
Production taxes ($/Mcfe)	$0.55	$0.41
Production depletion ($/Mcfe)	$0.62	$0.62

Gathering:
Gathered volumes (MMcfe)	27,282	33,152
Average gathering fee ($/Mcfe)	$0.99	$0.73
Gathering and compression expense ($/Mcfe)	$0.36	$0.30
Gathering and compression depreciation ($/Mcfe)	$0.14	$0.10

(in thousands)
Production operating income	$62,012	$57,283
Gathering operating income	9,971	8,070
Total	$71,983	$65,353

Production depletion	$12,137	$12,059
Gathering and compression depreciation	3,767	3,324
Other depreciation, depletion and amortization	942	1,002
Total depreciation, depletion and amortization	$16,846	$16,385

FINANCIAL DATA (Thousands)
Production revenues	$95,521	$89,104
Gathering revenues	26,928	24,171
Total revenues	122,449	113,275

Operating expenses:
Lease operating expense excluding production taxes	5,430	6,235
Production taxes	10,689	7,935
Gathering and compression	9,842	9,896
Selling, general and administrative	7,659	6,952
Office consolidation impairment charges	—	519
Depreciation, depletion and amortization	16,846	16,385
Total operating expenses	50,466	47,922

Operating income	$71,983	$65,353